Exhibit 99.1

DRAFT – NOT FOR RELEASE

Active Power Reports Third Quarter 2013 Results

AUSTIN, Texas (Nov. 18, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the third quarter ended Sept. 30, 2013.

Q3 2013 Highlights

•	UPS sales increased $3.7 million to $6.5 million compared to the previous quarter, but decreased $8.3 million compared to the third quarter of 2012.

•	Service revenue increased $321,000 to $5.1 million compared to the previous quarter and increased $2.2 million or 73% compared to the third quarter of 2012.

•	Gross margin decreased to 30.0% compared to 34.3% in the previous quarter, but improved compared to 28.6% in the third quarter of 2012.

•	Deployed second set of two PowerHouse™ systems to support expansion of two modular data centers for global manufacturer of oil and gas drilling products, now totaling nearly three megawatts of power infrastructure installed onsite.

•	Shipped multiple CleanSource® UPS systems totaling more than three megawatts of total rated UPS capacity to one of the largest pharmaceutical companies in the world to support their new drug manufacturing facility in the eastern U.S.

•	Appointed Mark A. Ascolese as company’s new president and CEO, bringing to the company extensive experience serving a variety of mission critical markets including the energy storage and data center markets.

Restatement
On November 4, 2013, the audit committee of the board of directors of Active Power concluded, in consultation with management and after discussion with the company’s independent registered public accounting firm, that the company would restate its quarterly interim financial statements for the periods ending March 31, 2013, and June 30, 2013. For information regarding the restatement, please refer to the company’s Form 8-K filed on November 7, 2013, and the company’s amended quarterly reports  on Form 10-Q/As for the periods ending March 31, 2013, and June 30, 2013, filed on November 18, 2013, with the Securities and Exchange Commission.

Financial Results
Revenue in the third quarter of 2013 was $13.2 million compared to $20.2 million in the previous quarter and $19.6 million in the third quarter of 2012. The sequential decrease was due primarily to lower MIS revenue while the decrease from the year-ago quarter was primarily attributed to a decrease in UPS revenue. For the first nine months ended Sept. 30, 2013, revenue totaled $47.8 million compared to $61.1 million in the same period in 2012.

Gross margin in the third quarter of 2013 was 30.0% compared to 34.3% in the previous quarter and 28.6% in the third quarter of 2012. The sequential decrease in gross margin was due to higher margin shipments of MIS products in the second quarter of 2013. The increase in gross margin from the year-ago quarter was primarily due to higher service sales in the third quarter of 2013 compared to the third quarter of 2012. For the nine months ended Sept. 30, 2013, gross margin was 31.9% compared to 30.6% in the same period in 2012.

Net loss in the third quarter of 2013 was $3.1 million or $(0.16) per share, compared to a net income of $0.3 million or $0.02 per share in the previous quarter and net loss of $0.8 million or $(0.04) per share in the third quarter of 2012. The change from net income to net loss from the previous quarter and the increase in net loss from the third quarter of 2012 was primarily due to the impact of lower revenue in the quarter compared to the two comparable quarters. For the nine months ended Sept. 30, 2013, net loss was $4.2 million or $(0.22) per share, compared to a net loss of $1.5 million or $(0.08) per share in the same period in 2012.

Adjusted EBITDA for the third quarter of 2013 was a negative $2.3 million compared to a positive $1.1 million in the previous quarter and a negative $0.1 million in the third quarter of 2012. For the nine months ended Sept. 30, 2013, adjusted EBITDA was a negative $2.1 million compared to a positive $0.9 million in the same period in 2012. The adjusted EBITDA decrease in the periods is primarily due to lower revenue and higher depreciation expense. See “About Presentation of Adjusted EBITDA” below for the definition of adjusted EBITDA, a non-GAAP financial metric, and an important discussion about the use of this metric and its reconciliation to GAAP net income, the most directly comparable GAAP financial measure.

Cash and cash equivalents were $14.3 million at Sept. 30, 2013, compared to $14.5 million in the previous quarter and $13.5 million at Dec. 31, 2012.

Management Commentary
“The third quarter was challenging with overall product revenues down compared to the third quarter of 2012,” said Mark A. Ascolese, president and CEO of Active Power. “However, our service business continued to grow and improved 73 percent or by $2.2 million compared to the same period in 2012.”

“As we exit the year and enter 2014, we will focus on driving more consistent performance and predictability throughout the business through the addition of our CSHD product line and sales performance management. We will also leverage and enhance the unique flywheel technology we have in place to grow product revenue and expand into new and relevant markets where our products can immediately solve customers’ problems.”

Change to Guidance Practice
Active Power does not plan to provide quarterly or annual guidance due to continued variability in the business. However, the company plans to continue to provide commentary on industry trends that affect its business and impact its growth prospects.

Conference Call and Webcast
Active Power will host a conference call today, Monday, Nov. 18, 2013, at 5:00 p.m. (ET) to discuss its third quarter 2013 results. Interested parties can dial into the conference call at the time of the event at (888) 427-9411. For callers outside the U.S. and Canada, please dial (719) 325-2429.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The combined benefits of its products' power density, reliability, and total cost of ownership are unmatched in the market and enable the world's leading companies to achieve their most forward thinking data center designs. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to focus on driving more consistent performance and predictability throughout the business; and plans to leverage and enhance the unique flywheel technology we have in place to grow product revenue and expand into new and relevant markets.

Such forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; and product performance and quality issues.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Media Contact:
Lee Higgins
Senior Public Relations Manager
512-656-9435
lhiggins@activepower.com

Investor Contact:
Ron Both
Liolios Group, Inc.
949-574-3860
acpw@liolios.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Product revenue	$8,023	$16,647	$34,858	$50,534
Service and other revenue	5,131	$2,964	12,915	10,534
Total revenue	13,154	19,611	47,773	61,068

Cost of goods sold:
Cost of product revenue	6,784	12,254	25,373	35,608
Cost of service and other revenue	2,426	1,742	7,180	6,766
Total cost of goods sold	9,210	13,996	32,553	42,374
Gross profit	3,944	5,615	15,220	18,694

Operating expenses:
Research and development	2,149	1,325	5,580	4,045
Selling and marketing	2,714	3,447	8,684	10,891
General and administrative	2,046	1,691	4,759	5,175
Total operating expenses	6,909	6,463	19,023	20,111
Income (Loss) from Operations	(2,965)	(848)	(3,803)	(1,417)

Interest expense, net	(118)	(80)	(282)	(246)
Other income (expense), net	(52)	81	(139)	159

Net Income (Loss)	$(3,135)	$(847)	$(4,224)	$(1,504)

Net Income (Loss) per share, basic	$(0.16)	$(0.04)	$(0.22)	$(0.08)

Shares used in computing net loss per share, basic	19,337	19,115	19,188	18,399

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Three Months Ended
	September 30, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$14,252	$13,524
Restricted cash	511	-
Accounts receivable, net of allowance for doubtful accounts of $838 and $488 at September 30, 2013 and December 31, 2012, respectively	8,713	17,862
Inventories, net	13,244	11,079
Prepaid expenses and other	2,390	567
Total current assets	$39,110	43,032
Property and equipment, net	2,859	2,458
Deposits and other	294	309
Total assets	$42,263	$45,799

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,461	$4,036
Accrued expenses	5,134	4,948
Deferred revenue	3,064	4,568
Revolving line of credit	5,535	5,535
Total current liabilities	$18,194	19,087
Long-term liabilities	737	713
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 19,421 and 19,171 issued and 19,362 and 19,125 outstanding at September 30, 2013 and December 31, 2012, respectively	19	19
Treasury stock	(200)	(144)
Additional paid-in capital	290,193	288,619
Accumulated deficit	(267,041)	(262,817)
Other accumulated comprehensive income	361	322
Total stockholders' equity	23,332	25,999
Total liabilities and stockholders' equity	$42,263	$45,799

Active Power, Inc.
Supplemental Information

Revenue by Product	3 Months Ended				9 Months Ended
	September 30,				September 30,
	2013	% of total	2012	% of total	2013	% of total	2012	% of total
UPS	$6,495	49%	$14,783	75%	$16,731	35%	$28,551	47%
MIS	1,528	12%	1,864	10%	18,127	38%	21,983	36%
Total Product Revenue	8,023	61%	16,647	85%	34,858	73%	50,534	83%
Service	5,131	39%	2,964	15%	12,915	27%	10,534	17%
Total Revenue	$13,154	100%	$19,611	100%	$47,773	100%	$61,068	100%

Revenue by Geography

Americas	$8,522	65%	$7,973	41%	$39,087	82%	$36,557	60%
Asia	2,914	22%	2,177	11%	3,193	7%	4,931	8%
EMEA	1,718	13%	9,461	48%	5,493	11%	19,580	32%
Total Revenue	$13,154	100%	$19,611	100%	$47,773	100%	$61,068	100%

		Adjusted EBITDA
		(Thousands)

		Three			Nine
		Months Ended			Months Ended
		September 30,			September 30,
		2013	2012		2013	2012
Net Income (Loss)		$(3,135)	$(847)		$(4,224)	$(1,504)
Interest Expense		118	80		282	246
Depreciation Expense		245	308		804	955
Stock Based Compensation		388	358		916	1,131
Impairment of Long-Lived Assets		132	4		102	31
Adjusted EBITDA		$(2,252)	$(97)		$(2,120)	$859

About Presentation of Adjusted EBITDA
Beginning with the reporting of results for the fourth quarter of 2012, the company began to report the measure of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.